As filed with the Securities and Exchange Commission on June 21, 2024

Registration No. 333-262201

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO:
FORM S-1 ON FORM S-3 REGISTRATION STATEMENT NO. 333-262201
UNDER
THE SECURITIES ACT OF 1933

AdTheorent Holding Company, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-3978415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

330 Hudson Street, 13th Floor
New York, NY 10013 Tel:
(800) 804-1359
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

James Lawson
Chief Executive Officer
330 Hudson Street, 13th Floor
New York, NY 10013 Tel:
(800) 804-1359
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas P. Conaghan, Esq.
McDermott Will & Emery LLP
500 North Capitol Street NW
Washington, DC 20001-1531
Telephone: (202) 756-8161

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 4 relates to the following Registration Statement on Form S-1 on Form S-3 (the “Registration Statement”) filed by AdTheorent Holding Company, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”):

•
Registration Statement No.  333-262605, filed with the Commission on January 18, 2022, as amended on April 12, 2022, March 3, 2023 and March 16, 2023, registering (i) shares of common stock of the Company, $0.0001 par value per share (“Common Stock”), (ii) Warrants to purchase shares of Common Stock and (iii) shares of Common Stock issuable upon the exercise of Warrants.

On June 21, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 1, 2024, by and among the Registrant, Cadent, LLC, a limited liability corporation organized under the laws of Delaware (“Parent”), Award Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the other parties listed thereto, Merger Sub merged with and into the Company with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 21st day of June, 2024.

ADTHEORENT HOLDING COMPANY, INC.

/s/ James Lawson
Name:	James Lawson
Title:	Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 4 to the Registration Statement.